Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

January 9, 2018

Melinta Therapeutics, Inc.

300 George Street

Suite 301

New Haven, Connecticut 06511

Re:	Melinta Therapeutics, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Melinta Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 6,920,714 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), which includes (i) 3,127,846 Shares issued by the Company to the Selling Stockholders pursuant to that certain Securities Purchase Agreement, dated as of January 5, 2018, by and among the Company and the Selling Stockholders and (ii) up to 3,792,868 Shares (the “Warrant Shares”) issuable by the Company to the Selling Stockholders upon the exercise of, or otherwise pursuant to, common stock purchase warrants that the Company issued to the Selling Stockholders (the “Deerfield Warrants”) pursuant to that certain Facility Agreement, dated as of January 5, 2018, by and among the Company, the loan parties party thereto, the lenders thereto, and Cortland Capital Market Services LLC, as agent for itself and the lenders. The number of Shares issuable upon exercise of the Deerfield Warrants (and, accordingly, the number of Covered Shares (as defined in the Registration Statement)) is subject to adjustment in accordance with the terms of the Deerfield Warrants.

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

NEW YORK    WASHINGTON    HOUSTON    PARIS    LONDON    FRANKFURT     BRUSSELS    MILAN    ROME

in alliance with Dickson Minto W.S., London and Edinburgh

Melinta Therapeutics, Inc.

January 9, 2018

We have also assumed that:

(i)	the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered, as contemplated by the Registration Statement; and

(ii)	all Shares will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any prospectus supplement relating thereto.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that:

1.	with respect to the Shares to be offered pursuant to the Registration Statement by the Selling Stockholders, such shares have been duly authorized and are validly issued, fully paid and non-assessable;

2.	with respect to the Warrant Shares to be offered pursuant to the Registration Statement by the Selling Stockholders, when such shares are issued and paid for in accordance with the provisions of the Deerfield Warrants, such shares will have been duly authorized and validly issued, fully paid and non-assessable; and

3.	with respect to the Deerfield Warrants, the Deerfield Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

This opinion is limited to the General Corporation Law of the State of Delaware and, as to the enforceability of the Warrants, the laws of the State of New York, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware or the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Stockholders or the Shares.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP